Exhibit (h)(1)(m)
REVISED EXHIBIT A
TO THE TRANSFER AGENCY SERVICES AGREEMENT
     THIS EXHIBIT A, dated as of July 1, 2008, is revised Exhibit A to that certain Transfer Agency Services Agreement dated as of August 1, 2001, as amended, by and among PFPC Inc., Pacific Life Insurance Company and Pacific Life Funds (f/k/a Pacific Funds). This Exhibit A is revised to reflect the addition of PL Floating Rate Loan Fund and the name change from PL Mid-Cap Value Fund to PL Mid-Cap Equity Fund. This Exhibit A shall supersede all previous forms of this Exhibit A.
PORTFOLIOS
PL Portfolio Optimization Conservative
PL Portfolio Optimization Moderate-Conservative
PL Portfolio Optimization Moderate
PL Portfolio Optimization Moderate-Aggressive
PL Portfolio Optimization Aggressive
PL Money Market Fund
PL Small-Cap Growth Fund
PL International Value Fund
PL Large-Cap Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Equity Fund (f/k/a PL Mid-Cap Value Fund)
PL Large-Cap Growth Fund
PL Small-Cap Value Fund
PL International Large-Cap Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Real Estate Fund
PL Floating Rate Loan Fund

PFPC INC.		PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Susan M. Frasu	By:	/s/ Mary Ann Brown
Name:	Susan M. Frasu	Name:	Mary Ann Brown
Title:	Senior Vice President	Title:	Senior Vice President
Managing Director
PACIFIC LIFE FUNDS

		By:	/s/ Howard T. Hirakawa

		Name:	Howard T. Hirakawa
		Title:	Vice President